Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FOURTH QUARTER AND 2009 YEAR-END RESULTS
CHICAGO, February 5, 2010 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the fourth quarter of 2009 of $49.3 million, or $1.11 per diluted share, compared to $29.1 million, or $0.66 per diluted share, for the same period in 2008. For the year ended December 31, 2009, net income was $117.9 million, or $2.65 per diluted share, compared to $110.4 million, or $2.49 per diluted share, for the same period in 2008. The 2009 periods benefited from higher levels of favorable loss reserve development.
Highlights included:
•	Favorable loss reserve development of $46.4 million in the current quarter, $54.3 million for the year.

•	A combined ratio of 43.2% in the quarter, 71.8% for the year.

•	Operating cash flow of $48.3 million in the quarter, $158.0 million for the year.

•	Pre-tax unrealized investment gains of $47.1 million at December 31, 2009, compared to pre-tax unrealized investment losses of $7.2 million at December 31, 2008.

•	Book value per share of $20.85 at December 31, 2009, up 20.0% from December 31, 2008.
“We are very pleased that our underwriting and claims handling expertise has again resulted in record earnings for CNA Surety,” said John F. Welch, President and Chief Executive Officer. “We are proud of our outstanding financial performance, but we understand that the reserve release is focused on years when the economy was much stronger. We continue to address the more difficult economic environment with a disciplined approach to underwriting, reserving and investing.”

	Gross Written Premium (in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Contract	$59,547	$66,470	$274,848	$300,236
Commercial	30,969	32,807	133,548	135,999
Fidelity and other	6,428	6,551	29,909	30,892

	$96,944	$105,828	$438,305	$467,127

For the quarter ended December 31, 2009, gross written premiums decreased 8.4% compared to the quarter ended December 31, 2008. For the year ended December 31, 2009, gross written premiums decreased 6.2% compared to the year ended December 31, 2008.

Contract surety gross written premiums decreased 10.4% in the fourth quarter of 2009 compared to the same period in 2008. For the year ended 2009, gross written premiums for contract surety decreased 8.5%. These decreases are due to lower demand resulting from fewer new construction projects.
Commercial surety gross written premiums decreased 5.6% for the three months ended December 31, 2009, compared to the same period in 2008. For the year ended December 31, 2009, commercial surety gross written premiums decreased 1.8% compared to the year ended December 31, 2008. Excluding a non-recurring premium recognition from a single account in the fourth quarter of 2008, gross written premiums decreased 2.3% and 1.0% for the quarter and year ended December 31, 2009. These decreases reflect continued adverse economic conditions.

	Net Written Premium (in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Contract	$53,967	$59,595	$250,793	$268,085
Commercial	30,144	31,907	130,332	132,702
Fidelity and other	6,428	6,551	29,909	30,892

	$90,539	$98,053	$411,034	$431,679

For the quarter ended December 31, 2009, net written premiums decreased 7.7% compared to the quarter ended December 31, 2008. For the year ended December 31, 2009, net written premiums decreased 4.8% compared to the year ended December 31, 2008, reflecting the decrease in gross written premiums, partially offset by lower ceded premium.

	Underwriting Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Loss ratio(1)	-14.8%	16.9%	16.5%	18.7%
Expense ratio	58.0%	54.7%	55.3%	54.5%

Combined ratio(1)	43.2%	71.6%	71.8%	73.2%

(1)	See note to Press Release Investor Data.
The loss ratios reflect favorable reserve development on prior accident years of $46.4 million and $20.5 million, an impact of 44.0 and 18.5 percentage points for the three months ended December 31, 2009 and 2008, respectively.

For the years ended 2009 and 2008, the loss ratios reflect favorable reserve development on prior accident years of $54.3 and $45.5 million, an impact of 12.8 and 10.6 percentage points, respectively.
The expense ratio for the fourth quarter of 2009 increased to 58.0% from 54.7% for the same period in 2008. Expenses for the quarters ended December 31, 2009 and 2008 were impacted by increased accruals for incentive compensation based on financial results. The impact of this increased expense added 3.5 and 1.5 percentage points to the expense ratio in the fourth quarter of 2009 and 2008, respectively.
Expenses for the year ended December 31, 2009 included impairments of capitalized software development costs related to in-development projects that the Company decided to terminate. These impairments totaled $4.9 million, which added 1.1 percentage points to the expense ratio.
Net investment income was $13.0 million and $12.0 million for the three months ended December 31, 2009 and 2008, respectively, and $50.4 million and $47.3 million for the years ended December 31, 2009 and 2008, respectively. The increase reflects the impact of higher overall invested assets, partially offset by lower yields, particularly on short-term investments. The annualized pre-tax yields were 4.1% and 4.3% for the three months ended December 31, 2009 and 2008, respectively, and 4.2% and 4.4% for the years ended December 31, 2009 and 2008, respectively.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EST) on February 5, 2010. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-768-6570. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=65532 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EST) on February 5th until 1:00 p.m. (EST) on February 19, 2010 by dialing 888-203-1112, pass code 6027459, or over the Internet at the foregoing websites.
About CNA Surety

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating Results:

Gross written premiums	$96,944	$105,828	$438,305	$467,127

Net written premiums	$90,539	$98,053	$411,034	$431,679

Revenues:
Net earned premiums	$105,323	$110,882	$421,872	$431,696
Net investment income	13,012	12,010	50,371	47,302
Net realized investment gains (losses)	256	(1,167)	1,199	(1,374)

Total revenues	$118,591	$121,725	$473,442	$477,624

Expenses:
Net losses and loss adjustment expenses(1)	$(15,576)	$18,741	$69,416	$80,844
Net commissions, brokerage and other underwriting expenses	61,063	60,614	233,427	235,420
Interest expense	295	489	1,391	2,148

Total expenses	$45,782	$79,844	$304,234	$318,412

Income before income taxes	72,809	41,881	169,208	159,212

Income tax expense	23,503	12,763	51,347	48,809

Net income	$49,306	$29,118	$117,861	$110,403

Basic earnings per common share	$1.11	$0.66	$2.66	$2.50

Diluted earnings per common share	$1.11	$0.66	$2.65	$2.49

Basic weighted average shares outstanding	44,268	44,160	44,247	44,145

Diluted weighted average shares outstanding	44,394	44,266	44,397	44,260

(1)	See note to Press Release Investor Data.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Cash Flow Data:
Net cash provided by operations	$48,282	$38,968	$157,984	$124,212

	December 31,	December 31,
	2009	2008
Consolidated Balance Sheet Data:
Invested assets and cash	$1,322,654	$1,126,079
Intangible assets, net	138,785	138,785
Total assets	1,709,035	1,565,519

Insurance reserves	653,899	687,548
Debt	30,930	30,892
Total stockholders’ equity	923,084	767,295

Book value per share	$20.85	$17.37

Outstanding shares	44,268	44,168

Note to Press Release Investor Data

(1)	Includes the effect of re-estimates of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $46.4 million, or 44.0 percentage points, and $20.5 million or 18.5 percentage points, for the three months ended December 31, 2009 and 2008, respectively. The dollar amount of these revisions were reductions of $54.3 million, or 12.8 percentage points, and $45.5 million, or 10.6 percentage points, for the years ended December 31, 2009 and 2008, respectively.